Exhibit 10.7

FORM OF CHANGE OF CONTROL AGREEMENT

Revised December 3, 2008

This Change of Control Severance Agreement (the “Agreement”) is entered into this          day of             , 200     (the “Effective Date”) between                                      (“Executive”) and SumTotal Systems, Inc., a Delaware corporation (the “Company”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events following a change of control of the ownership of the Company (defined as “Change of Control”).

RECITALS

A. As is the case with most, if not all, publicly traded businesses, it is expected that the Company from time to time may consider or may be presented with the need to consider the possibility of an acquisition by another company or other change in control of the ownership of the Company. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities or to be influenced by the impact of a possible change in control of the ownership of the Company on Executive’s personal circumstances in evaluating such possibilities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. The Board believes that it is important to provide Executive with certain benefits upon Executive’s termination of employment in certain instances upon or following a Change of Control that provide Executive with enhanced financial security and incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of a Change of Control.

D. At the same time, the Board expects the Company to receive certain benefits in exchange for providing Executive with this measure of financial security and incentive under the Agreement. Therefore, the Board believes that Executive should provide various specific commitments which are intended to assure the Company that Executive will not direct Executive’s skills, experience and knowledge to the detriment of the Company or its successor for a period not to exceed the period during which payments are being made to Executive under this Agreement.

E. Certain capitalized terms used in this Agreement are defined in Article VII.

The Company and Executive hereby agree as follows:

ARTICLE I.

EMPLOYMENT BY THE COMPANY

1.1 Executive is currently employed as                                      of the Company.

1.2 This Agreement shall remain in full force and effect commencing on the Effective Date so long as Executive is employed by Company; provided, however, that the rights and obligations of the parties hereto contained in Articles III through VIII shall survive any termination for the longer of (i) twelve (12) months following a Termination Event (as hereinafter defined) (the “Term”) or (ii) such longer period provided for in this Agreement.

1.3 The Company and Executive each agree and acknowledge that Executive is employed by the Company as an “at-will” employee and that either Executive or the Company has the right at any time to terminate Executive’s employment with the Company, with or without cause or advance notice, for any reason or for no reason. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that Executive’s employment with the Company terminates under the circumstances described in Article II of this Agreement.

1.4 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company, Executive’s compliance with the obligations described in Section 4.2, and Executive’s execution of the general waiver and release described in Section 4.3. The Company and Executive agree that Executive’s compliance with the obligations described in Section 4.2 and Executive’s execution of the general waiver and release described in Section 4.3 are preconditions to Executive’s entitlement to the receipt of benefits under this Agreement and that these benefits shall not be earned unless all such conditions have been satisfied through the scheduled date of payment. The Company hereby declares that it has relied upon Executive’s commitments under this Agreement to comply with the requirements of Article IV, and would not have been induced to enter into this Agreement or to execute this Agreement in the absence of such commitments.

ARTICLE II.

TERMINATION EVENTS

2.1 Involuntary Termination Upon or Following Change of Control.

(a) In the event Executive’s employment with the Company and its subsidiaries is involuntarily terminated at any time by the Company without Cause either at the time of or within twelve (12) months following the occurrence of a Change of Control, such termination of employment will be a Termination Event and the Company shall pay Executive the compensation and benefits described in Article III.

(b) In the event Executive’s employment with the Company and its subsidiaries is either involuntarily terminated by the Company with Cause at any time, or is involuntarily terminated by the Company without Cause at any time other than either at the time of or within twelve (12) months following the occurrence of a Change of Control, then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any payments or benefits under the provisions of this Agreement.

2.2 Voluntary Termination Upon or Following Change of Control.

(a) Executive may voluntarily terminate his employment with the Company and its subsidiaries at any time. In the event Executive voluntarily terminates his employment within three (3) months of the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason, which event occurs either at the time of or within twelve (12) months following the occurrence of a Change of Control, then such termination of employment will be a Termination Event and the Company shall pay Executive the compensation and benefits described in Article III.

(b) In the event (i) Executive voluntarily terminates his employment for any reason other than on account of an event constituting Good Reason under the circumstances described in Section 2.2(a), or (ii) Executive’s employment terminates on account of either death or physical or mental disability, then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any payments or benefits under the provisions of this Agreement.

ARTICLE III.

COMPENSATION AND BENEFITS PAYABLE

3.1 Right to Benefits. If a Termination Event occurs, Executive shall be entitled to receive the benefits described in this Agreement so long as Executive complies with the restrictions and limitations set forth in Article IV. If a Termination Event does not occur, Executive shall not be entitled to receive any benefits described in this Agreement, except as otherwise specifically set forth herein.

3.2 Salary Continuation. Upon the occurrence of a Termination Event, Executive shall receive twelve (12) months worth of Executive’s Base Salary, less any applicable withholding of federal, state or local taxes. Such salary continuation shall be paid in equal semi-monthly installments over the one (1) year period following the date of the Termination Event. Notwithstanding the foregoing, to the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such awards shall be paid or settled as indicated in Section 4.6 below.

3.3 Target Bonus. Upon the occurrence of a Termination Event, Executive shall receive, in one lump sum payment within five (5) days of the Termination Event, 100% of Executive’s Target Bonus, as defined in section 7 herein, less any applicable withholding of federal, state or local taxes. Notwithstanding the foregoing, to the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Code, such awards shall be paid or settled as indicated in Section 4.6 below.

3.4 Health Insurance Coverage. Following the occurrence of a Termination Event, to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and by the Company’s group health insurance policies, Executive and his covered dependents will be eligible to continue their health insurance benefits at their own expense. If Executive elects COBRA continuation, the Company shall reimburse Executive and his covered dependents’ COBRA continuation premiums for twelve (12) months following the date of the Termination Event, provided that the Company’s obligation to make such payments shall cease immediately to the extent that Executive and/or his covered dependents are no longer entitled to receive COBRA continuation coverage. Executive agrees to notify a duly authorized officer of the Company, in writing, immediately upon Executive or a covered dependent beginning to receive health benefits from another source, at which point the Company’s obligation to provide payment for COBRA continuation for that particular newly covered individual shall cease.

This Section 3.4 provides only for the Company’s payment of COBRA continuation premiums for the periods specified above. This Section 3.4 does not affect the rights of Executive or Executive’s covered dependents under any applicable law with respect to health insurance continuation coverage.

3.5 Stock Award Acceleration. Executive’s stock options which are outstanding as of the date of the Termination Event (the “Stock Options”) shall become fully vested upon the occurrence of the Termination Event and exercisable so long as Executive complies with the restrictions and limitations set forth in Article IV. The maximum period of time during which the Stock Options shall remain exercisable, and all other terms and conditions of the Stock Options, shall be as specified in the relevant Stock Option agreements and relevant stock plans under which the Stock Options were granted. The term “Stock Options” shall not include any rights of Executive under the Company’s employee stock purchase plan.

In the event Company grants Executive restrictive stock, Executive’s restricted stock awards that are outstanding as of the date of the Termination Event (“Restricted Stock”) shall become fully vested and free from any contractual rights of the Company to repurchase or otherwise reacquire the Restricted Stock as a result of Executive’s termination of employment. All shares of Restricted Stock which have not yet been delivered to Executive or his designee (whether because subject to joint escrow instructions or otherwise) shall be promptly delivered to Executive or his designee upon the occurrence of a Termination Event.

3.6 Mitigation. Except as otherwise specifically provided herein in section 3.4, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of consulting work for the Company or third party, employment by another employer or by retirement benefits after the date of the Termination Event, or otherwise.

ARTICLE IV.

LIMITATIONS AND CONDITIONS ON BENEFITS; AMENDMENT OF AGREEMENT

4.1 Reduction in Payments and Benefits; Withholding Taxes. The benefits provided under this Agreement are in lieu of any benefit provided under any other severance plan, program or arrangement of the Company in effect at the time of a Termination Event. The Company shall withhold appropriate federal, state or local income, employment and other applicable taxes from any payments hereunder.

4.2 Obligations of Executive.

(a) For one (1) year following the Termination Event, Executive agrees not to, either directly or indirectly, solicit, attempt to solicit or cause to be solicited any employee or contractor of the Company to leave his/her employment, terminate his or her work for the Company, or refrain from providing services to the Company, or any of its subsidiaries or affiliates.

(b) Following the occurrence of a Termination Event, Executive agrees to continue to satisfy his or her obligations under the terms of the Company’s standard form of proprietary information agreement previously executed by Executive (or any comparable agreement subsequently executed by Executive in substitution or supplement thereto). Executive’s obligations under this Section 4.2(b) shall not be limited to the Term.

(c) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that for one (1) year following the Termination Event, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, perform the same or similar services for any Competitor of the Company or any such entity or person that has a business line that, if a standalone business, would be considered a Competitor (“Competitive Business Line”). Nothing in this Agreement shall preclude Executive from working for a person or entity that has a Competitive Business Line, so long as (i) the Competitive Business Line represents less than 10% of the overall business entity’s current or proposed revenues, and (ii) Executive does not work, directly or indirectly, in, for, or with the Competitive Business Line during the one-year period following the Termination Event. For purposes of this Agreement, the term “Competitor” means any company, partnership, sole proprietorship, organization or other entity which is, or proposes to be, competitive with the Company, or any of the Company’s lines of business or proposed lines of business.

Notwithstanding any provision in this Agreement to the contrary, it shall not be a violation of this Section 4.2(c) for Executive to own, directly or indirectly, solely as a passive investment, securities of any person engaged in a Competitor, which securities are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person, and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final determination is made that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time or territory and to such maximum extent as may be enforceable. Alternatively, if any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that the restrictions in Section 4 are determined to be in conflict with the restrictions set forth in Executive’s proprietary information agreement, the provisions of this Agreement shall govern so long as Executive is receiving compensation and/or other benefits under this Agreement.

(e) Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 4.2(a), Section 4.2(b), or Section 4.2(c) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit, and recover from Executive all payments or the cost of benefits provided to Executive, required by this Agreement and, with respect to a breach or threatened breach of Section 4.2(a), Section 4.2(b) or Section 4.2(c) only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

4.3 Employee Release Prior to Receipt of Benefits.

(a) Upon the occurrence of a Termination Event, and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Termination Event, Executive shall execute the Company’s then current standard form of employee release (the “Release”), wherein Executive shall release the Company of any and all claims, known and unknown, she or he may have, including without limitation, all statutory, administrative and tort claims. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution relating to Executive’s employment with the Company, but shall not include (i) Executive’s rights under this Agreement; (ii) Executive’s rights under any employee benefit plan sponsored by the Company; or (iii) Executive’s rights to indemnification under the Company’s bylaws or other governing instruments or under any agreement addressing such subject matter between Executive and the Company.

(b) The receipt of any severance or other benefits under this Agreement on account of the occurrence of a Termination Event will be subject to Executive signing and not revoking the Release, and provided that such Release is effective within sixty (60) days following the termination of employment or such earlier period as required by the Release (the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or other benefits under this Agreement. To become effective, the Release must be executed by the Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without the Executive having revoked the Release. In addition, no severance will be paid or provided until the

Release actually becomes effective. In the event that the Executive’s termination occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which the Executive’s termination occurs, then any severance under this Agreement that would be considered Deferred Payments (as defined in Section 4.6(a)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as is required by (i) the payment schedule applicable to each payment or benefit as set forth in Article III, (ii) the date the Release becomes effective, or (iii) Section 4.6(a). The first payment shall include all amounts that would have been paid to Executive had payment commenced on the date Executive terminated employment.

4.4 Certain Reductions in Payments.

(a) In the event that any payment received or to be received by Executive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, or any comparable federal, state, local or foreign excise tax (such excise tax, together with any interest and penalties, is hereinafter referred to as the “Excise Tax”), then, subject to the provisions of subsection (b) hereof, such Payment shall be either (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered as to such lesser extent which would result in no portion of such severance payments and other benefits being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of severance payments and benefits provided for hereunder, notwithstanding that all or some portion of such severance payments and benefits may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4.4 shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section 4.4, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section 4.4. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section 4.4. In the event that Section 4.4(a)(ii)(B) above applies, any reduction in Payments to be otherwise received by Executive shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to the Excise Tax, then subsection (b) hereof shall apply, and the enforcement of subsection (b) shall be the exclusive remedy to the Company.”

(b) If, notwithstanding any reduction described in subsection (a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination, an amount of such Payments equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero ($0.00) if a Repayment Amount of more than zero ($0.00) would not eliminate the Excise Tax imposed on such Payments. If the Excise Tax is not eliminated pursuant to this subsection (b), Executive shall pay the Excise Tax.

4.5 Amendment or Termination of This Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an authorized officer of the Company, after such change or termination has been approved by the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors.

4.6 Internal Revenue Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance payable to you, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment, then, if required, the Deferred Payments, which are otherwise due to you on or within the six (6) month period following your termination will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination of employment or the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 4.6(a).

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 4.6(a).

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

(f) For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.”

ARTICLE V.

OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1 Nonexclusivity. Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company; provided, however, that in accordance with Section 4.1, any benefits provided hereunder shall be in lieu of any other severance benefits to which Executive may otherwise be entitled, including without limitation, under any employment contract or severance plan. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Termination Event shall be payable in accordance with such plan, policy, practice or program.

5.2 Employment Status. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

ARTICLE VI.

NON-ALIENATION OF BENEFITS

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

ARTICLE VII.

DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth below:

7.1 “Agreement” means this Change of Control Severance Agreement.

7.2 “Base Salary” means Executive’s annual salary (excluding bonus, any other incentive or other payments and stock option exercises) from the Company at the time of the occurrence of the Change of Control or a Termination Event, whichever is greater.

7.3 “Cause” means misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on the Company’s business or reputation; (ii) repeated unexplained or unjustified absences from the Company; (iii) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company which has a material adverse effect on the Company’s business or reputation; (iv) a material and willful violation of any state or federal law which if made public would materially injure the business or reputation of the Company as reasonably determined by the Board; (v) willful participation in a fraud or act of dishonesty against the Company which has a material adverse effect on the Company’s business or reputation; (vi) willful conduct by Executive which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by Executive of any contract between Executive and the Company or any statutory duty of Executive to the Company that is not corrected within thirty (30) days after written notice to Executive thereof. Whether or not the actions or omissions of Executive constitute “Cause” within the meaning of this Section 7.3 shall be decided by the Board based upon a reasonable good faith investigation and determination. Physical or mental disability shall not constitute “Cause.”

7.4 “Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of the Company to a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) which will continue the business of the Company in the future; or

(ii) A merger or consolidation involving the Company in which the shareholders of the Company immediately prior to such merger or consolidation are not the beneficial owners (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of more than 50% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of the Company immediately prior to such merger or consolidation; or

(iii) The acquisition of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of at least 50% of the total voting power of the outstanding voting securities of the Company by a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act).

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.”

7.5 “Company” means SumTotal Systems, Inc., a Delaware corporation, and any successor thereto.

7.6 “Good Reason” means (i) reduction of Executive’s rate of compensation as in effect immediately prior to the Effective Date of this Agreement or in effect immediately prior to the occurrence of a Change of Control, whichever is greater, other than reductions in Base Salary that apply broadly to employees of the Company or reductions due to varying metrics and achievement of performance goals for different periods under variable pay programs; (ii) either (A) failure to provide a package of benefits which, taken as a whole, provides substantially similar benefits to those in which Executive is entitled to participate immediately prior to the occurrence of the Termination Event (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or (B) any action by the Company which would materially and adversely affect Executive’s participation or reduce Executive’s benefits under any of such plans, other than changes that apply broadly to employees of the Company; (iii) change in Executive’s duties, responsibilities, authority, job title, or reporting relationships resulting in a material diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Executive; (iv) request that Executive relocate to a worksite that is more than twenty-five (25) miles from his prior worksite, unless Executive accepts such relocation opportunity; (v) failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement, as provided in Section 8.7; or (vi) material breach by the Company or any successor to the Company of any of the material provisions of this Agreement or any other employment related agreement or plan.

7.7 “Target Bonus” means that amount (expressed as a percentage of Executive’s Base Salary) equal to Executive’s “target bonus” (including Company-wide performance and individual performance) as defined under the terms of the Company’s Executive Incentive Compensation Plan (or the comparable term or standard under the Company’s cash incentive plan in effect at the time of Executive’s Termination Event if the Executive Incentive Compensation Plan is no longer in effect at such time) as set for Executive by the Compensation Committee of the Board of Directors or other authorized body covering the twelve month period ending at the end of the performance period during which Executive’s Termination Event occurs, regardless of whether or not, or to what degree, the actual performance, either personal or Company-wide, objectives have been met.

7.8 “Termination Event” means an involuntary termination of employment described in Section 2.1(a) or a voluntary termination of employment described in Section 2.2(a). No other event shall be a Termination Event for purposes of this Agreement.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at such address as listed in the Company’s payroll records.

8.2 Severability. It is the intent of the parties to this Agreement that whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the court of competent jurisdiction shall modify such invalid, illegal or unenforceable term to valid, legal, and enforceable term that most accurately reflects the parties’ intentions, and such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and supersedes all other agreements, if any, Executive may have had with the Company or its predecessor regarding severance and/or benefits upon a Change of Control.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not delegate any of Executive’s duties hereunder and may not assign any of Executive’s rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.

8.8 Mediation and Arbitration. Executive and the Company agree that any dispute arising out of or relating to this Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by Judicial Arbitration and Mediation Services (“JAMS”) under its then-existing rules and procedures, after the Company and Executive have attempted to resolve such disputes through mediation at JAMS. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. In addition to and notwithstanding those rules, Executive and the Company agree that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of the JAMS arbitration fees in excess of those administrative fees Executive would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such mediation or arbitration. The venue for such mediation and arbitration, and, if applicable, court proceeding, shall be the San Francisco Bay area. The prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

8.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California, without giving effect to principles of conflict of law.

8.10 Construction of Plan. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

SumTotal Systems, Inc., a Delaware corporation	Executive

By:	Signature:

Name:	Date:

Title:

Date:

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